Exhibit 8.2

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499	Telephone Fax Internet	+1 267 256 7000 +1 267 256 7200 www.us.kpmg.com

August 26, 2014

Board of Directors

Beneficial Mutual Bancorp, Inc.

1818 Beneficial Bank Place

1818 Market Street

Philadelphia, PA 19103

Board of Directors:

You have requested the opinion of KPMG LLP (“KPMG”) as to the Pennsylvania Corporate Net Income Tax (“CNI Tax”), Mutual Thrift Institutions Tax (“MTIT”) and Personal Income Tax (“PIT”) consequences to Beneficial Savings Bank MHC (the federally chartered mutual holding company, or the “MHC”), Beneficial Mutual Bancorp, Inc. (the federally chartered stock holding company, and a Pennsylvania corporation, or the “MTHC”), Beneficial Mutual Savings Bank (a Pennsylvania chartered savings bank, or the “Bank”) and Beneficial Bancorp, Inc. (a newly formed Maryland corporation and holding company formed with the Conversion, or the “HC”), resulting from the transactions as more fully described herein (collectively referred to as the “Conversion”). Any advice or other information in this opinion letter is for the sole benefit of Beneficial Mutual Bancorp, Inc., and may not be relied upon by any other person or organization unless otherwise consented to in this letter. KPMG accepts no responsibility or liability in respect of this letter to any person or organization other than Beneficial Mutual Bancorp, Inc. Unless otherwise indicated, all section references in this opinion letter are to the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering our opinion, and based on the express instructions of Beneficial Mutual Bancorp, Inc., we are relying on the federal income tax opinion (“Federal Opinion”) of Kilpatrick Townsend & Stockton LLP (“External Legal Counsel”), dated August 21, 2014, for all matters regarding federal income taxes. The opinions contained in this letter are based on the facts, assumptions and representations you made to External Legal Counsel and in conformity with your separate signed representation letter dated August 26, 2014, as well as the facts, assumptions and representations detailed herein. You represented to External Legal Counsel and to us that you have provided them and us with all the facts and circumstances that you know or have reason to know are pertinent to the Federal Opinion and this opinion. If any of the facts or representations set forth in the Federal Opinion, in your separate signed representation letter dated August 21, 2014, or as detailed in this opinion are not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.

You have represented that the parties to the Conversion will act in accordance with the Plan of Conversion and Reorganization of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., and Beneficial Mutual Savings Bank (the “Plan”). In addition, you have instructed us to assume that all transactions and steps have taken place in the order and exactly described in the

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Plan. The Plan is hereby incorporated by reference in this opinion. Capitalized terms used but not defined in this opinion have the same meaning as in the Federal Opinion, and the Plan, unless otherwise stated.

Any advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions, below. The level of our opinion (“will,” “should” or “more likely than not”) with respect to each matter addressed is set forth in that section of this letter. In various other sections of this letter, for ease of understanding and as a stylistic matter, we might use language (such as “will” or “should”) that could suggest that we reached a conclusion on an issue at a different standard from the standards set forth in the Opinions section of this letter. Such language should not be construed. Our conclusions on any issue discussed in this opinion letter do not exceed the standard or standards set forth below in the Opinions section of this letter.

In accordance with our agreement, this opinion is limited to one or more tax issues addressed in the opinion. Additional issues may exist that could affect the tax treatment of the transaction or matter that is subject of the opinion and the opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any significant Pennsylvania tax issue outside the limited scope of the opinion, the opinion is not intended or written by KPMG to be used, and cannot be used, by a client or any other person or entity for the purpose of avoiding penalties that may be imposed on any taxpayer. This opinion also is not to be used by a client or any other person or entity in promoting, marketing or recommending to another party any tax-related matters addressed herein.

Facts

The facts as set forth in the Federal Opinion, and the Plan, and as we understand them to be, are as follows:

The MTHC owns 100 percent of the outstanding shares of the Bank. The majority of the outstanding shares of the MTHC are owned by the MHC (60.6 percent). On August 14, 2014, the board of directors of the MHC, the MTHC and the Bank adopted the Plan. The Plan provides for the conversion of the MHC from a federally chartered mutual holding company to the capital stock form of organization. A new Maryland stock holding company, the HC, will be established as part of the Conversion and will succeed to all the rights and obligations of the MHC and the MTHC, and the HC will issue HC Common Stock in the Conversion. As part of the transaction, HC Common Stock is being offered for sale in a subscription offering, and possibly community and/or syndicated community offering (the “Offering”). Upon completion of the offering, MHC and MTHC will cease to exist.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

At the time of the Conversion, the MTHC had net operating losses (“NOLs”) for CNI Tax purposes. Such NOLs have a twenty year carryforward period, and currently are eligible to offset future taxable income for CNI Tax purposes. The MTHC has not claimed bonus depreciation in tax years prior to the conversion. The Bank has NOLs for MTIT purposes. SuchNOLs have a three year carryforward period, and currently are eligible to offset future taxable income for MTIT purposes.

At the present time, two transactions referred to as the “MHC Merger,” and the “Mid-Tier Merger,” are being undertaken. Pursuant to the Plan, the Conversion will be effected in the following steps, in such order as is necessary to consummate the Conversion:

(i)	The MTHC will establish the HC as a first-tier Maryland-chartered stock holding company subsidiary.

(ii)

The MHC will merge with and into the MTHC (the “MHC Merger”) pursuant to the Agreement and Plan of Merger. The Depositors of the Bank will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in MTHC in exchange for their liquidation interests in the Bank.

(iii)

Immediately after the MHC Merger, the MTHC will merge with and into the HC (the “Mid-Tier Merger”) with the HC as the resulting entity pursuant to the Agreement and Plan of Merger. As part of the Mid-Tier Merger, the liquidation interests in MTHC constructively received by the Depositors of the Bank immediately prior to Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the Minority Shares will be converted into and become the right to receive HC Common Stock based on the Exchange Ratio.

(iv)	Immediately after the Mid-Tier Merger, the HC will offer for sale its Common Stock in the Offering.

(v)	The HC will contribute at least 50 percent of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank and the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the HC for the benefit of Eligible Account Holders (Depositors of the Bank who have account balances of $50.00 or more as of the close of the business on June 30, 2013) and Supplemental Eligible Account Holders

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

(Depositors of the Bank who have account balances of $50.00 or more as of the close of business on the Supplemental Eligibility Record Date) who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the MTHC owned by the MHC, multiplied by (b) the MTHC’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering Prospectus utilized in the Conversion. In turn, the Bank will hold the Bank Liquidation Account. The terms of the Liquidation Account and Bank Liquidation Account, the latter of which supports the payment of the Liquidation Account in the event the HC lacks sufficient net assets, are described in the Plan.

All of the then-outstanding shares of MTHC Common Stock owned by the Minority Stockholders will be converted into and become shares of HC Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of HC Common Stock as they held MTHC Common Stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of HC Common Stock in the Offering and receipt of cash in lieu of fractional shares. Immediately following the Mid-Tier Merger, additional shares of HC Common Stock will be sold to Depositors and former shareholders of the Bank and MTHC, respectively, and to members of the public in the Offering.

As a result of the Mid-Tier Merger and the MHC Merger, the HC will be a publicly-held corporation, will register the HC Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and become subject to the rules and regulations thereunder, and will file periodic reports and proxy statements with the U.S. Securities and Exchange Commission. The Bank will become a wholly owned subsidiary of the HC and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the HC will be the former Minority Stockholders of the MTHC immediately prior to the MHC Merger, plus those persons who purchase shares of HC Common Stock in the Offering. Nontransferable rights to subscribe for the HC Common Stock have been granted, in order of priority, Eligible Account Holders, the Bank’s tax-qualified employee stock benefit plans (“Employee Plans”), Supplemental Eligible Account Holders, and Depositors (other than Eligible Account Holders and Supplemental Eligible Account Holders) of the Bank as of the Voting Record Date (“Other Depositors”). Subscription rights are nontransferable. The HC will also offer shares of HC Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Representations

KPMG is relying on the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations:

1.

The fair market value of the interest in the Liquidation Account of each Eligible Account Holder or Supplemental Eligible Account Holder will be approximately equal to the fair market value of the liquidation interest in the Bank and the liquidation interest in the MTHC surrendered by such members in exchange.

2.	Nontransferable subscription rights to purchase HC Common Stock and rights in the Bank Liquidation Account have no value under Generally Accepted Accounting Principles (“GAAP”).

3.

No income or loss will be recognized by the Bank under GAAP as a result of the Conversion and neither the purchase accounting method nor the acquisition method of accounting will be used by the Bank to account for the transactions in accordance with GAAP.

4.	The MHC and the MTHC are federally chartered corporations operating in Pennsylvania. The MHC and the MTHC have conducted and currently conduct business activities in Pennsylvania.

5.

The MTHC, the MHC and the HC are not subject to taxation under Article VII (Bank Shares Tax), VIII (Title Insurance and Trust Companies Shares Tax), IX (Insurance Premiums Tax) or XV (MTIT) of the Pennsylvania Tax Reform Code of 1971.

6.	The Bank is a Pennsylvania chartered savings institution with capital stock. The Bank primarily conducts its business in Pennsylvania and also has limited activities in New Jersey.

7.

The HC (formed for the purposes of the Conversion) is a newly formed Maryland corporation that was incorporated in conjunction with the Conversion to be the successor to the MTHC. The HC will conduct its operations in Pennsylvania.

8.

The liquidation interests in the MHC, liquidation interests in the MTHC, interests in the Liquidation Account, rights to receive HC Common Stock at the Exchange Ratio, rights in the Bank Liquidation Account, and nontransferable subscription rights constitute intangible assets.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Scope of the Opinion

Our opinions in this letter are limited to those specifically set forth under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local or foreign tax or legal aspect of the transactions described in this letter. No inference should be drawn on any matter for which we have not specifically given an opinion. In rendering our opinions, we are relying upon the relevant provisions of federal and Pennsylvania tax law, the regulations promulgated pursuant to these laws, and judicial and administrative interpretations thereof – all as in effect on the date of this letter. All of the above authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be properly executed under applicable law and that all steps necessary will be taken to effectuate the transactions as required by federal, state or local law.

These opinions are not binding on the Pennsylvania Department of Revenue (“Department”), any other authority, or any court, and no assurance can be given that a position contrary to that expressed in this opinion will not be asserted by a taxing authority and ultimately sustained by a court.

Our views as to the CNI Tax, MTIT and PIT consequences rely upon the Federal Opinion, which we understand to conclude as follows:

1.	The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code (Section 368(a)(l)(A)).

2.

The MHC will not recognize any gain or loss on the transfer of its assets to the MTHC and the MTHC’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in the MTHC or on the constructive distribution of such liquidation interest to the Bank’s depositors who remain depositors of the Bank (Sections 361(a), 361(c) and 357(a)).

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

3.

No gain or loss will be recognized by the MTHC upon the receipt of the assets of the MHC in the MHC Merger in exchange for the constructive transfer to the depositors of the Bank of a liquidation interest in the MTHC (Section 1032(a)).

4.

Persons who have an interest in the MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in the MTHC in exchange for their voting and liquidation rights in the MHC (Section 354(a)).

5.

The basis of the assets of MHC (other than stock in the MTHC) to be received by MTHC will be the same as the basis of such assets in the hands of the MHC immediately prior to the transfer (Section 362(b)).

6.	The holding period of the assets of the MHC (other than stock in the MTHC) in the hands of the MTHC will include the holding period of those assets in the hands of the MHC (Section 1223(2)).

7.

The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) (Section 368(a)(1)(F)).

8.

The MTHC will not recognize any gain or loss on the transfer of its assets to the HC and the HC’s assumption of its liabilities in exchange for shares of common stock in the HC or on the constructive distribution of such stock to Minority Stockholders and the Liquidation Accounts to the Eligible Account Holders and Supplemental Eligible Account Holders (Sections 361(a), 361(c) and 357(a)).

9.	No gain or loss will be recognized by the HC upon the receipt of the assets of MTHC in the Mid-Tier Merger (Section 1032(a)).

10.	The basis of the assets of the MTHC to be received by the HC will be the same as the basis of such assets in the hands of MTHC immediately prior to the transfer (Section 362(b)).

11.	The holding period of the assets of MTHC to be received by the HC will include the holding period of those assets in the hands of MTHC immediately prior to the transfer (Section 1223(2)).

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

12.	MTHC shareholders will not recognize any gain or loss upon their exchange of MTHC common stock for HC common stock, except for cash paid in lieu of fractional shares. (Section 354).

13.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in MTHC for the Liquidation Account in the HC (Section 354).

14.

The payment of cash to the Minority Stockholders in lieu of fractional shares of HC Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by MTHC. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a), with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

15.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase HC Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of HC Common Stock (Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

16.

It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the HC lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger (Section 356(a)).

17.	It is more likely than not that the basis of the HC Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof (Section 1012).

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

18.

Each shareholder’s holding period in his or her HC Common Stock received in the exchange will include the period during which the MTHC common stock surrendered was held, provided that the MTHC common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange (Section 1223(1)).

19.	Each shareholder’s aggregate basis in his or her HC Common Stock received in the exchange will equal the aggregate basis of the common stock surrendered in exchange therefor (Section 358(a))

20.

The holding period of the HC Common Stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(5)).

21.	No gain or loss will be recognized by HC on the receipt of money in exchange for HC Common Stock sold in the Offering (Section 1032).

External Legal Counsel’s opinion under paragraph 15 above is based on the position that the subscription rights to purchase shares of HC Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors have a fair market value of zero. It is the understanding of External Legal Counsel that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of HC Common Stock at the same price to be paid by members of the general public in any Community Offering. External Legal Counsel also notes that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, External Legal Counsel believes it is more likely than not that the nontransferable subscription rights to purchase HC Common Stock have no value. However, External Legal Counsel notes that if the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the HC and/or the Bank may be taxable on the distribution of the subscription rights.

External Legal Counsel’s opinion under paragraph 16 above is based on the position that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the HC lacks sufficient net assets has a fair market value of zero. It is the understanding of External Legal Counsel that (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account, (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable, (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan, and (iv) the Bank Liquidation Account payment obligation arises only if the HC lacks sufficient net assets to fund the Liquidation Account. External Legal Counsel notes that if such Bank Liquidation rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the Mid-Tier Merger.

Opinions

Based on the facts, assumptions and opinions set forth in the Federal Opinion and restated herein, the representations in your separate signed representation letter dated August 21, 2014, and the Facts and Representations detailed herein, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that there is a greater than 50-percent likelihood (i.e., it is more likely than not) that the tax consequences described below will prevail if challenged by the Department:

1.	The CNI Tax consequences of the Conversion will conform to the federal income tax consequences of the Conversion (72 P.S. § 7401(3)).

2.	The Bank will not recognize income, gain or loss for MTIT purposes as a result of the Conversion (72 P.S. § 8502(c)(1), (c)(3), (d), (e.1)).

3.	The PIT consequences will be the following:

a.

Unless the Minority Shares, HC Common Stock, right to receive HC Common Stock, liquidation interests in the MHC, liquidation interests in the MTHC, interests in the Liquidation Account, and the nontransferable subscription rights to purchase HC Common Stock are held in connection with or employed in a trade, profession, occupation or business carried on in Pennsylvania, the Conversion will not result in income from Pennsylvania sources for a Minority Stockholder, Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor that is a nonresident individual, estate or trust (72 P.S. §§ 7302(b), 7301(k), and Personal Income Tax Bulletin 2005-2 (Pa. Dep’t of Rev. Dec. 15, 2005)).

b.

A resident Minority Stockholder will not recognize any gain or loss upon the Mid-Tier Merger, whereby the Minority Stockholders will receive the right to receive HC Common Stock at the Exchange Ratio in exchange for their Minority Shares, and upon the subsequent receipt of those shares after the Offering. The

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

exchange does not constitute a “sale, exchange or other disposition” of property because the Minority Shares and the right to receive HC Common Stock at the Exchange Ratio constitute “stock” or “securities” exchanged as part of a reorganization (72 P.S. § 7303(a)(3)(iv)(B)(VI)).

c.

A resident Minority Stockholder’s basis in HC Common Stock, upon exercise of the right to receive HC Common Stock at the Exchange Ratio received in the Mid-Tier Merger, will equal its basis in the surrendered Minority Shares (72 P.S. § 7303(a)(3)(iv)(F)).

d.

A resident Minority Stockholder will recognize gain or loss on the receipt of cash in lieu of receiving fractional shares of HC Common Stock because the transaction qualifies as a taxable “sale, exchange or other disposition.” The cash payments should be treated as distributions in full payment of the fractional shares (72 P.S. § 7303(a)(3), (a)(3)(i); 61 Pa. Code § 103.13(a), (c), (e), (f)).

e.

A resident individual, estate or trust having an interest in the MHC will not recognize any gain or loss upon the MHC Merger, whereby the Depositors of the Bank receive a liquidation interest in the MTHC in exchange for their liquidation interests in the Bank. The exchange does not constitute a “sale, exchange or other disposition” of property because the liquidation interests in the MHC and the liquidation interests in the MTHC constitute “stock” or “securities” exchanged as part of a reorganization (72 P.S. § 7303(a)(3)(iv)(B)(I)).

f.

A resident Eligible Account Holder or resident Supplemental Eligible Account Holder will not recognize gain or loss upon the Mid-Tier Merger, whereby the Eligible Account Holders and Supplemental Eligible Account Holders receive an interest in the Liquidation Account in exchange for their liquidation interest in the MTHC. The exchange does not constitute a “sale, exchange or other disposition” of property because the liquidation interests in the MTHC and the interests in the Liquidation Account constitute “stock” or “securities” exchanged as part of a reorganization (72 P.S. § 7303(a)(3)(iv)(B)(VI)).

g.

A resident Eligible Account Holder, resident Supplemental Eligible Account Holder or resident Other Depositor will not recognize any gain or loss on the receipt of nontransferable subscription rights because it is more likely than not that the nontransferable subscription rights have a fair market value of zero.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

h.

A resident Eligible Account Holder or resident Supplemental Eligible Account Holder will not recognize any gain or loss on the constructive distribution to them of rights in the Bank Liquidation Account because it is more likely than not that the rights have a fair market value of zero.

i.

A resident Eligible Account Holder, resident Supplemental Eligible Account Holder or resident Other Depositor will not recognize gain or loss upon the exercise of nontransferable subscription rights because the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor will pay the issue price of the shares of HC Common Stock when the nontransferable subscription right is exercised (72 P.S. §§ 7301(a) and 7303(a)(3)).

j.

A resident Eligible Account Holder, resident Supplemental Eligible Account Holder or resident Other Depositor will have a basis in HC Common Stock acquired upon the exercise of nontransferable subscription rights equal to the purchase price of the shares (61 Pa. Code § 103.13(c)).

DISCUSSION

Pennsylvania Corporate Net Income Tax

The CNI Tax is imposed on domestic and foreign “corporations” for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania (72 P.S. § 7402, Act of March 4, 1971, P.L. 6). The statute defines a “corporation” as a:

(1)	corporation;

(2)	joint-stock association; or

(3)	business trust, limited liability company or other entity, which for federal income tax purposes is classified as a corporation (72 P.S. § 7401(1)) .

An entity subject to taxation under Article VII (Bank Shares Tax), VIII (Title Insurance and Trust Companies Shares Tax), IX (Insurance Premiums Tax) or XV (MTIT) of the Tax Reform Code of 1971 shall not be subject to the CNI Tax (72 P.S. § 7402(c)). Therefore, certain entities, including building and loan associations, banks, bank and trust companies, national banks, savings institutions, trust companies and insurance and surety companies should not be subject to the CNI Tax if they are subject to one of the enumerated taxes (see also 72 P.S. § 8502(e)).

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

As it has been represented that they operate in Pennsylvania and are not subject to one of the enumerated taxes, the MHC, the MTHC and the HC should not qualify under one of these exceptions to the CNI Tax. Accordingly, the MHC, the MTHC and the HC should be subject to the CNI Tax.

The starting point in computing Pennsylvania taxable income is federal taxable income after special deductions and net operating losses computed on a separate company basis (72 P.S. § 7401(3)1.). The statute initially defines Pennsylvania taxable income as “taxable income for the calendar or fiscal year as returned to and ascertained by the federal government, or in the case of a corporation participating in the filing of consolidated returns to the federal government, the taxable income which would have been returned to and ascertained by the federal government if separate returns had been made to the federal government for the current and prior taxable years…” (72 P.S. § 7401(3)1.(a)). Unless otherwise provided, the CNI Tax statute effectively conforms to the Code in effect for the taxable year at issue (72 P.S. § 7401(3)1.).

In arriving at Pennsylvania taxable income, the statute provides for certain modifications of federal taxable income. Adjustments that would increase Pennsylvania taxable income include:

-	The amount of the net operating loss deduction taken under Section 172 (72 P.S. § 7401(3)1.(m));

-	Certain tax preference items defined in Section 57, to the extent that those preference items are not included in federal taxable income (72 P.S. § 7401(3)1.(d));

-	Taxes imposed on or measured by net income (72 P.S. § 7401(3)1.(o)); and

-	The deduction for depreciation of qualified property claimed and allowable under Section 168(k) (72 P.S. § 7401(3)1.(q)).

Adjustments that would decrease Pennsylvania taxable income include:

-

Dividends received from a foreign corporation included in federal taxable income to the extent that such dividends would be deductible in arriving at federal taxable income if received from a domestic corporation (72 P.S. § 7401(3)1.(b));

-

Interest from securities issued by the U.S. or agencies or instrumentalities thereof, to the extent included in federal taxable income but exempt from the CNI Tax under the laws of the U.S., but reduced by any interest on indebtedness incurred to carry the securities, any expenses incurred in the production of such interest income and any

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

other expenses deducted on the federal income tax return that would not have been allowed under Section 265 if the interest were exempt from federal income tax (72 P.S. § 7401(3)1.(b.1));

-	Amounts included in federal taxable income under Section 78 (72 P.S. § 7401(3)1.(b));

-

Amounts equal to any reduction in an employer’s wages and salaries resulting from an employer’s taking a credit for its FICA tax obligation on its employees’ tips or “targeted jobs” pursuant to Section 51 (72 P.S. § 7401(3)1.(c));

-	Additional deductions related to the add back of bonus depreciation (72 P.S. § 7401(3)1.(r), (s)); and

-	Pennsylvania net loss deductions (72 P.S. § 7401(3)4.).

For taxable years beginning after December 31, 2009, a corporation is entitled to a net loss deduction in the amount of “the greater of twenty per cent of [Pennsylvania] taxable income … or three million dollars ($3,000,000)” (72 P.S. § 7401(3)4.(c)(1)(A)(IV)). For taxable years beginning after December 31, 2013, a corporation is entitled to a net loss deduction in the amount of “the greater of twenty-five per cent of [Pennsylvania] taxable income … or four million dollars ($4,000,000)” (72 P.S. § 7401(3)4.(c)(1)(A)(V)). For taxable years beginning after December 31, 2014, a corporation is entitled to a net loss deduction in the amount of “the greater of thirty per cent of [Pennsylvania] taxable income … or five million dollars ($5,000,000)” (72 P.S. § 7401(3)4.(c)(1)(A)(VI)). The net loss is determined on a post-apportionment basis (72 P.S. § 7401(3)4.(b)). Net losses incurred in tax years beginning on or after January 1, 1998, may be carried over for twenty taxable years (72 P.S. § 7401(3)4.(c)(2)(A)). In the case of a change in ownership by purchase, liquidation, acquisition of stock or reorganization of a corporation in the manner described in Section 381 or Section 382, the limitations provided in the Code with respect to net operating losses shall apply for the purpose of computing the portion of a net loss carryover for CNI Tax purposes (72 P.S. § 7401(3)4.(g)). If a consolidated federal income tax return was filed, the limitations are to be applied as if separate federal income tax returns had been filed prior to the change in ownership by purchase, liquidation, acquisition of stock or reorganization (72 P.S. § 7401(3)4.(g)).

The starting point in computing Pennsylvania taxable income is federal taxable income after special deductions and net operating losses, as computed on a separate company basis. In addition, the enumerated modifications to federal taxable income found in the Pennsylvania statutes should not impact the transactions as undertaken in the Conversion. As a result, the CNI Tax consequences of the Conversion should conform to the federal income tax consequences of the Conversion.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Pennsylvania Mutual Thrift Institutions Tax

The MTIT is imposed upon every “institution” (72 P.S. § 8502(a)). “Mutual thrift institution” or “institution” is defined as every:

(1)	savings bank without capital stock;

(2)	building and loan association;

(3)	savings and loan association; and

(4)	savings institutions having capital stock;

whether the institution is incorporated under any law of this Commonwealth or under the law of the United States, or is incorporated under the law of any other jurisdiction and is located within this Commonwealth.

(72 P.S. § 8501).

An institution is defined as being “located” in Pennsylvania in a taxable year only if any one of the following apply:

(1)	Such institution maintains an office here.

(2)	One or more employees of the institution has or have a regular presence here.

(3)	Such institution has employees, representatives or independent contractors conducting business activities in its behalf in this Commonwealth.

(4)	Such institution engages in regular solicitation in this Commonwealth….

(5)	Such institution owns tangible property which is located here and which is leased to others for their use.

(6)	Such institution owns or leases tangible property which is located here and which it uses in connection with its activities here.

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Beneficial Mutual Bancorp, Inc.

August 26, 2014

(72 P.S. § 1502).

A savings bank, savings and loan association, or building and loan association that is not “located” in Pennsylvania should not be subject to the MTIT. As a result, such an entity may be subject to the CNI Tax and the Foreign Franchise Tax (72 P.S. § 7402(c)). However, it has been represented that the Bank qualifies as savings institution with capital stock and is “located” in the Commonwealth. Therefore, the Bank should be subject to the MTIT.

Net income or net loss on which the MTIT is imposed is determined in accordance with GAAP, subject to certain defined exceptions, including, but not limited to, the following:

(1) Net income or loss shall be determined on a separate company unconsolidated basis, using cost in lieu of equity accounting for investments in a subsidiary.

…

(3) In the case of a business combination entered into after December 31, 1986, which is treated as a reorganization for purposes of section 368 of the Internal Revenue Code of 1986, or a similar successor provision, and accounted for under the purchase accounting method, net earnings or loss shall be determined as though the acquisition has been accounted for under the pooling of interest method.

(72 P.S. § 8502(c)).

The MTIT includes its own net loss carryover deduction and expressly incorporates Sections 269, 318 (as it defines the scope of Section 382), 381 and 382 (72 P.S. §§ 8502(d) and (e.1)). If a consolidated federal income tax return was filed, the limitations of Sections 269, 381 and 382 are to be applied as if separate federal income tax returns had been filed prior to the change in ownership by purchase, liquidation, acquisition of stock or reorganization (72 P.S. § 8502(e.1)).

The MTIT statutes provide that a net loss may be carried over from the three preceding taxable years (72 P.S. § 8502(d)(2)). The statutes further provide that “[a] net loss for a preceding taxable year shall be an amount determined as a negative amount for the year in accordance with subsection (c), after any apportionment applicable to the preceding year…” (72 P.S. § 8502(d)(3)). Subsection (c) provides for the determination of net income or net loss for MTIT purposes.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

It has been represented that the Bank is a Pennsylvania chartered savings institution with capital stock. It also has been represented that the Bank primarily conducts its business in Pennsylvania and to a lesser extent New Jersey. Finally, it has been represented that, as a result of the Conversion, the Bank will not recognize any gain, income or loss under GAAP and that neither the purchase accounting method nor the acquisition method of accounting will be used to account for the transactions in accordance with GAAP.

Net income or net loss on which the MTIT is imposed is determined in accordance with GAAP, subject to certain enumerated modifications. Because the transactions under the Conversion will not result in the recognition of gain, income or loss under GAAP and it appears that none of the enumerated modifications should apply to the transactions undertaken in the Conversion, the Bank should not recognize income, gain or loss for MTIT purposes as a result of the Conversion.

Pennsylvania Personal Income Tax

Individuals, estates and trusts are subject to the PIT on only eight enumerated classes of income:

(1)	Compensation;

(2)	Net income from the operation of a business, profession or other activity;

(3)	Net gains or income from the sale, exchange or other disposition of real or personal property;

(4)	Net gains or income from or in the form of rents, royalties, patents and copyrights;

(5)	Dividends;

(6)	Interest;

(7)	Gambling and lottery winnings other than prizes of the Pennsylvania State Lottery; and

(8)	Net gains or interest obtained through estates and trusts (72 P.S. §§ 7302(a), 7303(a)).

The general rule is that, unless expressly provided in the statute, the PIT does not conform to the Code (see, e.g., Ignatz v. Commonwealth, 849 A.2d 308 (Pa. Commw. Ct. May 12, 2004), vacated, 2005 Pa. Commw. LEXIS 707 (2005)). However, in certain instances, the Pennsylvania courts and the Department have adopted principles of federal income taxation through judicial decision and/or administrative regulation or policy.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

The third class of income noted above, net gains or income from sale, exchange, or other disposition of property, includes “[n]et gains or net income, less net losses, derived from the sale, exchange or other disposition of property, including real property, tangible personal property, intangible personal property … as determined in accordance with accepted accounting principles and practices” (72 P.S. § 7303(a)(3)). “Accepted accounting principles and practices” is defined as, unless otherwise explicitly provided, “those accounting principles, systems or practices, including installment sales method of reporting, which are acceptable by standards of the accounting profession and which are not inconsistent with the regulations of the department setting forth such principles and practices” (72 P.S. § 7301(a); see also 61 Pa. Code § 103.13(i) (discussing accounting methods)).

As noted, the PIT statutes generally do not conform to the Code unless a federal provision is expressly incorporated. Federal income tax principles generally do not apply in determining gain or loss unless expressly provided otherwise. For example, the PIT regulations provide that:

[c]orporate reorganizations, acquisitions and recapitalizations shall be a sale, exchange or disposition resulting in a taxable gain or loss to the shareholders whether or not the gain or loss is recognized for purposes of the Federal income tax, except as provided in the [Pennsylvania Tax Reform Code]. The transfer of property or anything or anything else of value to a corporation in exchange for an interest therein is a sale, exchange or disposition resulting in a taxable gain or loss. A resident shareholder shall report as taxable gain in the taxable year in which it was received or credited the excess of the fair market value of any ‘return of capital’ distribution over the adjusted basis of his stock. A “return of capital” distribution is a distribution which is not made or credited by a business corporation or association out of its earnings and profits. The basis of stock or shares held by a resident shareholder shall be decreased, but not below zero, by a distribution which is not taxable dividend income.

(61 Pa. Code § 103.13(b); see also Personal Income Tax Bulletin 2009-1 (Pa. Dep’t of Rev. Apr. 27, 2009) (discussing the method of computing gain for PIT purposes upon receipt of shares or cash in an insurance demutualization transaction)).

The PIT statutes provide an exclusion from the definition of “sale, exchange or other disposition” for certain reorganizations, as follows:

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

(iv) The term “sale, exchange or other disposition” shall not include the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization and the transfer of property to a corporation by one or more persons solely in exchange for stock or securities in such corporation if immediately after the exchange such person or persons are in control of the corporation. The following shall apply:

(A) For purposes of this subparagraph (iv), stock or securities issued for services shall not be considered as issued in return for property.

(B) For purposes of this subparagraph (iv), the term “reorganization” means any of the following:

(I) A statutory merger or consolidation.

(II) The acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation) of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition).

(III) The acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation, but in determining whether the exchange is solely for stock the assumption by the acquiring corporation of a liability of the other, or the fact that property acquired is subject to a liability, shall be disregarded.

(IV) A transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the corporation to which the assets are transferred.

(V) A recapitalization.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

(VI) A mere change in identity, form, or place of organization however effected.

(C) The acquisition by one corporation, in exchange for stock of a corporation (referred to in this clause (C) as “controlling corporation”) which is in control of the acquiring corporation, of substantially all of the properties of another corporation which in the transaction is merged into the acquiring corporation shall not disqualify a transaction under clause (B)(I) if such transaction would have qualified under clause (B)(I) if the merger had been into the controlling corporation, and no stock of the acquiring corporation is used in the transaction.

(D) A transaction otherwise qualifying under clause (B)(I) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this clause (D) as the “controlling corporation”) which before the merger was in control of the merged corporation is used in the transaction, if after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

(E) For purposes of this subparagraph (iv):

(I) The term “control” means the ownership of stock possessing at least eighty per cent of the total combined voting power of all classes of stock entitled to vote and at least eighty per cent of the total number of shares of all other classes of stock of the corporation.

(II) The term “a party to a reorganization” includes a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under clause (B)(I) by reason of clause (C) the term “a party to a reorganization” includes the controlling corporation referred to in clause (C).

(F) Notwithstanding any provisions hereof, upon every such exchange or conversion, the taxpayer’s base for the stock or securities received shall be the same as the taxpayer’s actual or attributed base for the stock, securities or property surrendered in exchange therefor.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

(72 P.S. § 7303(a)(3)(iv)).

In Personal Income Tax Bulletin 2009-1, the Department indicated that with regard to the demutualization of an insurance company, a policyholder was required to recognize gain to the extent that the fair market value of the stock or cash received in the transaction exceeded the policyholder’s basis in the rights relinquished.1 There was a rebuttable presumption that a policyholder’s basis in the relinquished rights was zero. In reaching its conclusion, it appears that the Department of Revenue did not accept the federal income tax treatment of the rights as “stock” or “securities” under Section 354(a).2

While much of the language found in the PIT reorganization provisions is derived from Sections 351 through 368, the federal statutes and the federal income tax regulations interpreting those statutes are not expressly incorporated into the PIT statute or the PIT regulations. However, the Pennsylvania courts, as well as the Department, as a matter of policy, have applied the federal income tax treatment of a transaction in instances where the wording in both the PIT statute and the Code is similar.

For example, in Wirth v. Commonwealth, 82 MAP 2012 (Pa. 2014), the Pennsylvania Supreme Court applied the U.S. Supreme Court’s decision in Commissioner v. Tufts, 461 U.S. 300 (1983), to hold that a partnership was subject to PIT on the total debt discharged as a result of a foreclosure, and, therefore, the nonresident limited partners were liable for PIT on their proportionate shares of that income. The discharge of the obligation to pay the debt associated with the property constituted a conversion of property “into cash or other property” under 72 P.S. § 7303(a)(3) and 61 Pa. Code § 103.13 (see also Gosewisch v. Pennsylvania, 397 A.2d 1288 (Pa. Commw. Ct. Feb. 26, 1979) (looking to Treas. Reg. § 1.451-2(a) and the federal administrative and judicial authority addressing constructive receipt, as the language of Pennsylvania’s constructive receipt regulation was taken verbatim from the federal income tax regulation, in

1 Tax Bulletins fall within the category of “revenue information.” Under the regulations, “[t]heir purpose is to call attention to … well established interpretations or principles of tax law without applying them to a specific set of facts…. Revenue information material is issued for informational purposes only and should not be relied upon or used in tax appeals.” 61 Pa. Code § 3.4.

2 In addition, the Department indicated that for PIT purposes it will not follow Fisher v. U.S., 82 Fed. Cl. 780 (2008), which permits a policyholder to use the open transaction doctrine to establish the cost basis for calculating gain arising from a demutualization transaction.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

determining that no portion of a 1973 lump sum distribution, consisting of amounts contributed both before and after June 1, 1971, from a profit sharing plan was constructively received prior to the effective date of the PIT statutes); but see, e.g., Ignatz v. Commonwealth, 849 A.2d 308 (Pa. Commw. Ct. 2004), vacated, 2005 Pa. Commw. LEXIS 707 (2005) (rejecting an application of federal law in interpreting Pennsylvania’s constructive receipt regulation even though the language of both regulations is virtually the same)).

The terms “stock” and “securities” only appear in the PIT statutes in 72 P.S. § 7303(a)(3)(iv). Neither the PIT statute nor the regulations define these terms. However, 72 P.S. § 7303(a)(3)(iv) incorporates portions of Sections 354(a)(1) and 368(a)(1) almost verbatim.

Under rules of statutory construction, “[w]ords and phrases shall be construed according to rules of grammar and according to their common and approved usage; but technical words and phrases and such others as have acquired a peculiar and appropriate meaning or are defined in this part, shall be construed according to such peculiar and appropriate meaning or definition” (1 P.S § 1903(a)). As the terms “stock” and “securities” have a certain meaning under Section 354(a), these definitions should apply for PIT purposes due to the similarity in language between the federal income tax and PIT statutes. To treat reorganizations differently for federal income tax and PIT purposes would defeat the reasoning as to why the General Assembly incorporated certain federal reorganization provisions into the PIT statute almost verbatim.

It has been represented that the liquidation interests in the MHC, liquidation interests in the MTHC, interests in the Liquidation Account, rights to receive HC Common Stock at the Exchange Ratio, and nontransferable subscription rights constitute intangible assets. In addition, the Federal Opinion necessarily concluded that these intangible assets constitute “stock” or “securities” for purposes of its opinions. Accordingly, it is more likely than not that, with respect to members of the MHC, the liquidation interests in the MHC, liquidation interests in the MTHC, interests in the Liquidation Account constitute “stock” or “securities” for PIT purposes as these assets constitute “stock” or “securities” under Section 354(a).

Accordingly, Depositors of the Bank should not recognize gain or loss upon the receipt of either (a) the liquidation interest in the MTHC in exchange for its liquidation interest in the MHC, or (b) the interest in the Liquidation Account in exchange for its liquidation interest in the MTHC. The transactions qualify as reorganizations under Sections 368(a)(1)(A) and 368(a)(1)(F), respectively, and it is more likely than not that the transactions should qualify as nontaxable transactions under 72 P.S. §§ 7303(a)(3)(iv)(B)(I) and 7303(a)(3)(iv)(B)(VI), respectively.

In addition, it is more likely than not that an individual, estate or trust that is a Minority Stockholder will not recognize any gain or loss upon the Mid-Tier Merger, whereby a Minority

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Stockholder will receive a right to receive HC Common Stock at the Exchange Ratio in exchange for its Minority Shares, and the subsequent receipt of the HC Common Stock in connection with the Offering, because it is more likely that a right to receive the HC Common Stock constitutes “stock” or “securities” for PIT purposes as it constitutes “stock” or “securities” under Section 354(a). As the transaction qualifies as a reorganization under Section 368(a)(1)(F), it should constitute a nontaxable “mere change in identity, form, or place of organization” under 72 P.S. § 7303(a)(3)(iv)(B)(VI). However, a Minority Stockholder should recognize gain or loss on the receipt of cash in lieu of receiving fractional shares of HC Common Stock because the transaction qualifies as a taxable “sale, exchange or other disposition.” The Pennsylvania statutes do not provide any exclusion for this transaction. The cash payments should be treated as distributions in full payment of the fractional shares.

The Pennsylvania statute also provides that “[n]otwithstanding any provisions hereof, upon every such exchange or conversion, the taxpayer’s base for the stock or securities received shall be the actual or attributed base for the stock, securities or property surrendered in exchange therefor” (72 P.S. § 7303(a)(3)(iv)(F)). In addition, regulations provide, “[i]f property is acquired by a taxpayer by inheritance, the basis shall be the fair market value at the date of death. If property is acquired by a taxpayer by gift, the basis shall be the same as it would be if the property had remained in the hands of the donor. Otherwise, the basis shall be cost” (61 Pa. Code § 103.13(c)). In determining the amount of any gain or loss, 72 P.S. § 7303(a)(3)(i) also provides that “[f]or the determination of the basis of any property, real and personal, if acquired prior to June 1, 1971, the date of acquisition shall be adjusted to June 1, 1971 as the property had been acquired on that date. If the property was acquired after June 1, 1971, the actual date of acquisition shall be used in determination of the basis.” (see also 61 Pa. Code § 103.13(a), (c), (e), (f)).

For the transactions described above that more likely than not should constitute nontaxable reorganizations under the Pennsylvania statutes, a taxpayer’s basis in the stock or securities received should be the same as the taxpayer’s actual basis for the stock or securities surrendered in the exchange. Accordingly, a Minority Stockholder’s basis in its HC Common Stock received should equal its basis in the surrendered Minority Shares. However, it should be noted that a Minority Stockholder’s basis in the HC Common Stock received or constructively received and surrendered (if cash is received in lieu of fractional shares) will be influenced by when and how its Minority Shares were acquired.

Because it is more likely than not that the nontransferable subscription rights have a fair market value of zero for federal income tax purposes and it has been represented that they have no value under GAAP, an Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor should not recognize any gain or loss on the receipt of nontransferable subscription

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

rights for PIT purposes. Similarly, an Eligible Account Holder or Supplemental Eligible Account Holder should not recognize any gain or loss on the constructive distribution to them of rights in the Bank Liquidation Account because it is more likely than not that those rights also have a fair market value of zero. An Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor should not recognize gain or loss upon the exercise of nontransferable subscription rights because the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor will pay the issue price of HC Common Stock when the nontransferable subscription right is exercised (see 72 P.S. §§ 7301(a) and 7303(a)(3)). Finally, an Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor should receive a cost basis in the HC Common Stock acquired upon the exercise of nontransferable subscription rights equal to the purchase price of such shares (61 Pa. Code § 103.13(c)).

For those steps in the Conversion that give rise to gain or loss, it is likely that only resident individuals, estates or trusts should be required to recognize such for PIT purposes. While a resident individual, estate or trust is taxed on all income received that falls within the eight classes of income, a nonresident individual, estate or trust is taxed only on that income from sources within Pennsylvania (72 P.S. §§ 7302(a) and (b)). The statute defines “income from sources within this commonwealth” for a nonresident individual, estate or trust as:

[C]ompensation, net profits, gains, dividends, interest or income enumerated and classified under section 303 of this article to the extent that it is earned, received or acquired from sources within this Commonwealth:

…

(2) In connection with a trade, profession, occupation or business carried on in this commonwealth…

…

(4) From intangible personal property employed in a trade, profession, occupation or business carried on in this Commonwealth….

(72 P.S. § 7301(k); see also 61 Pa. Code § 101.8(b)).

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

Further, in Personal Income Tax Bulletin 2005-2 (Pa. Dep’t of Rev. Dec. 15, 2005), the Department states that:

[t]he gain derived from a disposition of a proprietary interest in a corporation, investment company or investment partnership, a partner’s interest in a partnership, a member’s interest in a limited liability company, or a shareholder’s share in a Pennsylvania S corporation or business trust does not constitute income from sources within this Commonwealth for a nonresident.

The Minority Shares, HC Common Stock and the nontransferable stock subscription rights constitute intangible property. In addition, it has been represented that the liquidation interests in the MHC, liquidation interests in the MTHC, interests in the Liquidation Account, and rights in the Bank Liquidation Account constitute intangible assets. Under the statute and Personal Income Tax Bulletin 2005-2, any gain attributable to the sale, exchange or other disposition of these intangible assets, unless held in connection with or employed in a trade, profession, occupation or business carried on in Pennsylvania, should not constitute income from sources within Pennsylvania.

* * * * * * * *

As noted above, in connection with the transactions described herein, Beneficial Mutual Bancorp, Inc., has engaged External Legal Counsel. In this regard, Beneficial Mutual Bancorp, Inc., requested a tax opinion from External Legal Counsel as to the federal income tax consequences of these transactions. Beneficial Mutual Bancorp, Inc., has specifically not engaged KPMG to render any opinion regarding any tax consequences of these transactions except those that relate to the Pennsylvania CNI Tax, MTIT and PIT consequences, and Beneficial Mutual Bancorp, Inc., has instructed KPMG that for purposes of rendering its opinion regarding Pennsylvania tax consequences, it should rely solely on the Federal Opinion of External Legal Counsel for any matter related to federal income taxation. Thus, any and all references to the consequences of these transactions under federal income tax rules that are contained herein are made solely in reliance on the Federal Opinion and no such reference is intended to be, nor should it be interpreted as, an opinion of KPMG on any matter related to federal income tax. All opinions herein are limited solely to those relating to Pennsylvania tax consequences, which are made in reliance on the Federal Opinion.

Board of Directors

Beneficial Mutual Bancorp, Inc.

August 26, 2014

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the MHC’s Application for Conversion filed with the Federal Reserve Board and to the HC’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the reference of our firm in the Prospectus contained in the Application for Conversion and S-1 under the caption “Legal and Tax Opinions.”

Very Truly Yours,

KPMG LLP

Carlo P. Toscano

Tax Managing Director

cc:	Scott Salmon – KPMG WNT Primary Reviewing Partner

Fred James – KPMG SALT Partner

Howard Sklaroff – KPMG SALT Director